AMENDMENT TO THE YUM! BRANDS
THIRD COUNTRY NATIONAL RETIREMENT PLAN
    The Yum! Brands Third Country National Plan (the “Plan”) is hereby amended as set forth in the attached document, effective as of January 1, 2021.

YUM! BRANDS, INC.

By:
Tracy Skeans, Chief Operating Officer and Chief People Officer
Date: _______________________________

AMENDMENT TO THE YUM! BRANDS THIRD COUNTRY NATIONAL RETIREMENT PLAN
Section 2.19(a), the first paragraph of the definition of Executive / Eligible Executive, is revised to read as follows.
(a) An "Executive" is any individual who (i) is classified (as determined by the Plan Administrator in its sole discretion) in the Employer’s business records as an “executive”, (ii) is receiving remuneration for personal services that he or she is currently rendering in the employment of an Employer (or who is on an Authorized Leave of Absence), and (iii) transfers from a position with the Company to an assignment with the Company in a different country and at a location that is neither within his Home Country (as defined in subsection (c) below) nor the United States, subject to subsection (b). Notwithstanding the foregoing, the Vice President of Global Talent Management, in his sole discretion, may waive the requirement in (iii) above and classify as an Executive any individual who otherwise satisfies the requirements of paragraphs (i) and (ii) above. The waiver described in the preceding sentence must be made in writing prior to the time benefits would otherwise be paid to the individual under the Plan. The term "Eligible Executive" shall have the meaning provided in Section 3.01. An individual shall not be treated as being in an Executive classification of an Employer, as of a particular time, unless the individual is formally assigned to an executive classification by the Employer as of such time. Such assignment can only be given to an individual in the unrestricted discretion of the Employer, and the purported nature of the individual’s role with the Employer is irrelevant in determining classification as an Executive under the Plan. An individual who is classified by an Employer as an independent contractor or in another non-employee position shall not be treated as an Executive. Any ambiguity or conflict in the employment records that relate to classification as an Executive shall be resolved to deny classification as an Executive. The Plan Administrator shall determine whether an individual may be classified as an Executive in its sole discretion.
Section 3.01 is revised by adding the following subsection (c) at the end thereof:
        (d)    Acquisitions and Divestitures. A written agreement between an Employer and a party that is not part of the YUM! Brands Organization regarding the purchase or sale of a business unit, division, or subsidiary (“Business”) may provide for the termination or commencement of the participation of certain Business employees in this Plan. Absent a clear and specific provision in such agreement to the contrary:
         (1)    Each employee of a Business that is sold will cease being eligible for this Plan upon such sale; and
          (2)    No employee of a Business that is acquired will be eligible for this Plan except as the Plan Administrator may specify.
Unless otherwise specifically provided in the agreement, for purposes of Article VIII, approval and execution of a binding written agreement of acquisition or divestiture by one or more Employers is approval by the Company of a qualifying designation of Plan eligibility (or ineligibility) contained in such agreement, as well as authorization from the Company to the Plan Administrator to carry out the provisions and intent of such agreement with respect to such qualifying designation.
Section 3.05 is revised to read as follows:
3.05     Agreements Not to Participate.
The eligibility provisions of this Article III have been and will continue to be construed in combination with any other documents that constitute part of the overall agreement between the Company and an Executive regarding the Executive's participation in the Company's benefit plans. For example, an agreement between the Company and an Executive that provides for the Executive to have retirement benefits provided by a specific plan or arrangement that is not this Plan will be construed, absent a clear expression of intent by the parties to the contrary, to preclude participation in this Plan, even if the Executive might otherwise be eligible to participate in the Plan. An agreement that is otherwise described in the preceding two sentences shall not bar an Executive's participation for the period before the earliest date such agreement may apply without violating the restrictions on elections under Code section 409A. The Plan Administrator shall determine eligibility in its sole discretion.
The last paragraph of Section 6.02 is revised to read as follows:
The Plan Administrator, or a party designated by the Plan Administrator, shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the Participant (or other applicant) is entitled to them. Any decisions or determinations hereunder shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (i) such discretion is not expressly granted by the Plan provisions in question, or (ii) a decision or determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or expressly call for a decision or determination. All decisions and determinations made by the Plan Administrator will be final, conclusive, and binding on all parties. The Plan Administrator may consider the intent of the Company with respect to a Plan provision in making any determination with respect to the provision, notwithstanding the provisions set forth in any document that arguably do not contemplate considering such intent. The Plan Administrator’s discretion is absolute, and in any case where the breadth of the Plan Administrator’s discretion is at issue, it is expressly intended that the Plan Administrator (or its delegate) be accorded the maximum possible discretion. Any exercise by the Plan Administrator of its discretionary authority shall be reviewed by a court under the arbitrary and capricious standard (i.e., abuse of discretion).

Article VII is revised to read as follows:
ARTICLE VII - CLAIMS PROCEDURES
7.01     Claims for Benefits.
If a Claimant (as defined below in Section 7.04) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a Claim (as defined below in Section 7.04) for benefits to the Plan Administrator. The Claim must be in writing and addressed to the Plan Administrator. If the Claim is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the Claim. However, if special circumstances require an extension of time for processing the Claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her Claim, and the steps which the Claimant must take to appeal his or her Claim.
7.02    Appeals.
    Each Claimant whose Claim has been denied may file a written appeal for a review of his or her Claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her Claim. Upon review, the Plan Administrator shall provide the Claimant a full and fair review of the Claim, including the opportunity to submit written comments, documents, records and other information relevant to the Claim and the Plan Administrator's review shall take into account such comments, documents, records and information regardless of whether they were submitted or considered at the initial determination. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal and will be communicated in writing and in a manner calculated to be understood by the Claimant. The notice shall set forth the basis for the Plan Administrator’s decision. However, if special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period. Any notice of extension shall indicate the reasons for the extension and the date by which the Plan Administrator expects to make a determination. In no event shall the Plan Administrator’s decision be rendered later than 120 days after receipt of a request for appeal.
7.03    Special Claims Procedures for Disability Determinations:
Notwithstanding Sections 7.01 and 7.02, if the Claim or appeal of the Claimant relates to benefits while a Participant is disabled, such Claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to disability benefits, including Sections 2560.503-1(d),

2560.503-1(0(3), 2560.503-1(h)(4) and 2560.503-1(i)(3). These provisions include the following:
(a)     If the Plan Administrator wholly or partially denies a Claimant's Claim for disability benefits, the Plan Administrator shall provide the Claimant, within a 45-day response period following the receipt of the Claim by the Plan Administrator, a comprehensible written notice setting forth (1) the basis for the denial, (2) any additional material or information necessary for the Claimant to perfect his Claim, and (3) the steps which the Claimant must take to have his Claim for benefits reviewed on appeal. If, for reasons beyond the control of the Plan Administrator, an extension of time is required for processing the Claim, the Plan Administrator will send a written notice of the extension, an explanation of the circumstances requiring extension and the expected date of the decision before the end of the 45-day period. The Plan Administrator may only extend the 45-day period twice, each in 30-day increments. If at any time the Plan Administrator requires additional information in order to determine the Claim, the Plan Administrator shall send a written notice explaining the unresolved issues that prevent a decision on the Claim and a listing of the additional information needed to resolve those issues. The Claimant will have 45 days from the receipt of that notice to provide the additional information, and during the time that a request for information is outstanding, the running of the time period in which the Plan Administrator must decide the Claim will be suspended.
(b)     If the Plan Administrator denies all or part of a Claim, further review of the Claim is available upon written request by the Claimant to the Plan Administrator within 180 days after receipt by the Claimant of written notice of the denial. Upon review, the Plan Administrator shall provide the Claimant a full and fair review of the Claim, including the opportunity to submit written comments, documents, records and other information relevant to the Claim and the Plan Administrator's review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision on review shall be made within 45 days after receipt of the request for review, unless circumstances beyond the control of the Plan Administrator warrant an extension of time not to exceed an additional 45 days. If this occurs, written notice of the extension will be furnished to the Claimant before the end of the initial 45-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision. The final decision shall be in writing and drafted in a manner calculated to be understood by the Claimant, and shall include the specific reasons for the decision with references to the specific Plan provisions on which the decision is based.
7.04    Exhaustion of Claims Procedures.
    (a)    Before filing any Claim (including a suit or other action) in court or in another tribunal, a Claimant must first fully exhaust all of the Claimant’s actual or potential rights under the claims procedures of Sections 7.01, 7.02 and 7.03.

    (b)    Upon review by any court or other tribunal, the exhaustion requirement of this Section is intended to be interpreted to require exhaustion in as many circumstances as possible (and any steps necessary to clarify or effect this intent may be taken). For example, exhaustion may not be excused (i) for failure to respond to a Claim unless the purported Claimant took steps that were sufficient to make it reasonably clear to the Plan Administrator that the purported Claimant was submitting a Claim with respect to the Plan, or (ii) for failure to fulfill a request for documents unless (A) the Claimant is lawfully entitled to receive a copy of the requested document from the Plan Administrator at the time and in the form requested, (B) the Claimant requests such documents in a writing that is addressed to and actually received by the Plan Administrator, (C) the Plan Administrator fails to provide the requested documents within 6 months after the date the request is received, or within such longer period as may be reasonable under the facts and circumstances, (D) the Claimant took steps that were sufficient to make it reasonably clear to the Plan Administrator that the Claimant was actually entitled to receive the requested documents at the time and in the form requested (i.e., generally the Claimant must provide sufficient information to place the Plan Administrator on notice of a colorable Claim for benefits), and (E) the documents requested and not provided are material to the determination of one or more colorable Claims of which the Claimant has informed the Plan Administrator.
    (c)    In any action or consideration of a Claim in court or in another tribunal following exhaustion of the Plan’s claims procedure as described in this Section, the subsequent action or consideration shall be limited, to the maximum extent permissible, to the record that was before Plan Administrator in the claims procedure process.
    (d)    The exhaustion requirement of this Section shall apply: (i) regardless of whether other Disputes (as defined below in subsection (f)) that are not Claims (including those that a court might consider at the same time) are of greater significance or relevance, (ii) to any rights the Plan Administrator may choose to provide in connection with novel Disputes or in particular situations, (iii) regardless of whether the rights are actual or potential and (iv) even if the Plan Administrator has not previously defined or established specific claims procedures that directly apply to the submission and consideration of such Claim (in which case the Plan Administrator upon notice of the Claim shall either promptly establish such claims procedures or shall apply or act by analogy to the claims procedures of Sections 7.01, 7.02 and 7.03 that apply to Claims).
    (e)    The Plan Administrator may make special arrangements to consider a Claim on a class basis or to address unusual conflicts concerns, and such minimum arrangements in these respects shall be made as are necessary to maximize the extent to which exhaustion is required.
    (f)    For purposes of this Article VII, the following definitions apply –
    (1)    A “Dispute” is any claim, dispute, issue, assertion, allegation, action or other matter.

    (2)    A “Claim” is any Dispute that implicates in whole or in part any one or more of the following –
    (i)    The interpretation of the Plan;
    (ii)    The interpretation of any term or condition of the Plan;
    (iii)    The interpretation of the Plan (or any of its terms or conditions) in light of applicable law;
    (iv)    Whether the Plan or any term or condition under the Plan has been validly adopted or put into effect;
    (v)    The administration of the Plan,
    (vi)    Whether the Plan, in whole or in part, has violated any terms, conditions or requirements of ERISA or other applicable law or regulation, regardless of whether such terms, conditions or requirements are, in whole or in part, incorporated into the terms, conditions or requirements of the Plan,
    (vii)    A request for Plan benefits or an attempt to recover Plan benefits;
    (viii)    An assertion that any entity or individual has breached any fiduciary duty;
    (ix)    An assertion that any individual or entity is a Participant, former Participant, Plan beneficiary, former Plan beneficiary or assignee of any of the foregoing; or
    (x)    Any Dispute or Claim that: (i) is deemed similar to any of the foregoing by the Plan Administrator, or (ii) relates to the Plan in any way.
    (3)    A “Claimant” is any employee, former employee, Executive, former Executive, Participant, former Participant, Plan beneficiary, former Plan beneficiary or any other individual, person, entity, estate, heir, or representative with a relationship to any of the foregoing individuals or the Plan, as well as any group of one or more of the foregoing, who has a Claim. A “Claimant” also includes any individual or entity who is alleging the individual or entity has the status of a Participant, former Participant, Plan beneficiary, former Plan beneficiary, or any other individual or entity asserting a Claim.
7.05    Limitations on Actions.
Any Claim filed under this Article VII and any action filed in state or federal court by or on behalf of a Claimant for the alleged wrongful denial of Plan benefits or for the alleged interference with or violation of ERISA-protected rights must be brought within two years of the date the Claimant’s cause of action first accrues.
    (a)     For purposes of this subsection, a cause of action with respect to a Claimant’s benefits under the Plan shall be deemed to accrue not later than the earliest of (i) when the Claimant has received the calculation of the benefits that are the subject of the Claim or legal action, (ii) the date identified to the Claimant by the Plan Administrator on which payments shall commence, (iii) when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are the basis of his Claim, or (iv) the date when the benefit was first paid, provided, or denied.
    (b)     For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are alleged to constitute interference with ERISA-protected rights.
    (c)     For purposes of this subsection, a cause of action with respect to any other Claim, action or suit not covered by subsection (a) or (b) above must be brought within two years of the date when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are alleged to give rise to the Claim, action or suit.
Failure to bring any such Claim or cause of action within this two-year time frame shall preclude a Claimant, or any representative of the Claimant, from filing the Claim or cause of action. The mandatory Claim and appeal process described in Section 7.02 and any other correspondence or other communications pursuant to or following such mandatory appeals process shall not have any effect on this two-year time frame.
    Any Claim or action brought or filed in court or any other tribunal in connection with the Plan by or on behalf of a Claimant shall only be brought and filed in the United States District Court for the Western District of Kentucky.
Section 8.01 is amended by adding the following sentence at the end thereof:
The Company’s rights under this section 8.01 shall be as broad as permissible under applicable law.
Section 8.02 is amended by adding the following sentence at the end thereof:
The Company’s rights under this section 8.02 shall be as broad as permissible under applicable law.
Section 9.05 is amended to read as follows:
9.05     Governing Law.

This Plan shall be construed, administered, and governed in all respects in accordance with ERISA and any other applicable federal law as would be applied in cases that arise in the United States District Court for the Western District of Kentucky, and, to the extent not preempted by ERISA, in accordance with the laws of the State of Kentucky. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
Section 9.07(a) is amended to read as follows:
(a)     Gender and Number. Unless the context clearly indicates to the contrary, (i) a reference to one or more genders shall include a reference to all the other genders, and (ii) the singular may include the plural, and the plural may include the singular.
A new Section 9.11 is added to the Plan, which shall read as follows:
9.11     Electronic Signatures.
The words “signed,” “signature,” and words of like import in or related to this Plan or any other document or record to be signed in connection with or related to this Plan by the Company, Plan Administrator, Executive or other individual shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the fullest extent permissible under applicable law.